FOR IMMEDIATE RELEASE

Insight Enterprises, Inc. Appoints New Member to Board of Directors

Anthony A. Ibargüen Appointed to the Board

Tempe, Ariz. – July 1, 2008 – Insight Enterprises, Inc. (the “Company”) (NASDAQ: NSIT), a leading, global provider of technology solutions, today announced that Anthony A. Ibargüen has been appointed to the Company’s Board of Directors effective July 1, 2008.

“I am very pleased to announce Tony Ibargüen’s appointment to the Board,” said Richard A. Fennessy, president and chief executive officer of Insight Enterprises. “Tony brings more than 20 years of experience with leading companies in the technology industry to his board service. His IT industry experience and deep expertise in sales, marketing and operations brings a great source of knowledge to us as we continue our focus on evolving our value proposition and accelerating growth at Insight.”

Mr. Ibargüen is Chairman of the Board of Alliance Consulting Group, a privately-held IT consulting and software solutions firm with operations in the U.S. and India, where he was previously President and CEO. Prior to joining Alliance, he acquired, developed and managed IT-oriented growth companies as Managing Director at Safeguard Scientifics (NYSE:SFE) and Internet Capital Group (NASDAQ:ICGE). Mr. Ibargüen was previously President of Tech Data Corporation (NASDAQ:TECD). During his tenure at $20 billion Tech Data, the company grew its revenue and net profits by over 50% per year while expanding its operations globally. Earlier in his career, he held executive management positions at Entex Information Services (now Siemens Business Services) and IBM Corporation. Mr. Ibargüen is currently a member of the board of directors of Codi, Inc. and is on the board of trustees of The Baldwin School and the Pennsylvania Academy of Fine Arts. He has previously served on the board of ten other public and private companies and holds degrees from Boston College and Harvard Business School.

Mr. Ibargüen qualifies as an independent director in accordance with NASDAQ listing requirements. He was appointed as a Class I director and will stand for election to the board at the 2009 annual meeting of stockholders.

About Insight
Insight Enterprises, Inc. is a leading provider of brand-name information technology (“IT”) hardware, software and services to large enterprises, small- to medium-sized businesses and public sector institutions in North America, Europe, the Middle East, Africa and Asia-Pacific. The Company has more than 5,300 teammates worldwide and generated sales of $4.8 billion for its most recent fiscal year, which ended December 31, 2007. Insight is ranked number 477 on Fortune magazine’s 2008 ‘Fortune 500’ list. For more information, please call (480) 902-1001 in the United States or visit www.insight.com.

CONTACT: Insight Enterprises, Inc., Tempe

Helen Johnson
Senior VP, Treasurer and Investor Relations
Helen.Johnson@insight.com
(480) 333-3234

Amy Kweder
Senior Manager, Corporate Communications
Amy.Kweder@insight.com
(480) 333-3104

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Insight Enterprises, Inc.’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.

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